Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (November 13, 2017)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and nine months ended September 30, 2017 and 2016, based on US generally accepted accounting principles, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Gross premiums written	$17,246,000	$17,166,000	$52,953,000	$52,623,000
Net premiums written	$15,499,000	$15,640,000	$48,354,000	$48,350,000

Net premiums earned	$15,467,000	$15,675,000	$45,838,000	$46,067,000
Net investment income	939,000	1,005,000	2,795,000	3,025,000
Net realized investment gains	75,000	287,000	312,000	536,000
Other income	150,000	152,000	447,000	456,000
Total Revenues	16,631,000	17,119,000	49,392,000	50,084,000
Policyholder benefits and settlement expenses	11,184,000	10,082,000	34,911,000	27,991,000
Amortization of deferred policy acquisition costs	706,000	758,000	2,470,000	2,451,000
Commissions	2,096,000	2,088,000	5,947,000	6,313,000
General and administrative expenses	2,398,000	2,026,000	6,410,000	6,313,000
Taxes, licenses and fees	709,000	529,000	1,915,000	1,703,000
Interest expense	320,000	339,000	969,000	1,017,000
Total Benefits, Losses and Expenses	17,413,000	15,822,000	52,622,000	45,788,000
Income (Loss) Before Income Taxes	(782,000)	1,297,000	(3,230,000)	4,296,000
Income tax expense (benefit)	(225,000)	367,000	(1,358,000)	1,129,000
Net Income (Loss)	$(557,000)	$930,000	$(1,872,000)	$3,167,000
Income (Loss) Per Common Share	$(0.22)	$0.37	$(0.74)	$1.26

Reconciliation of Net Income (Loss) to non-GAAP Measurement
Net income (loss)	$(557,000)	$930,000	$(1,872,000)	$3,167,000
Income tax expense (benefit)	(225,000)	367,000	(1,358,000)	1,129,000
Realized investment gains, net	(75,000)	(287,000)	(312,000)	(536,000)
Pretax Income (Loss) From Operations	$(857,000)	$1,010,000	$(3,542,000)	$3,760,000

Management Commentary on Results of Operations

Summary:

For the three months ended September 30, 2017, the Company had a net loss of $557,000, $0.22 loss per share, compared to net income of $930,000, $0.37 income per share, for the three months ended September 30, 2016. The pretax loss from operations in third quarter of 2017 totaled $857,000 compared to pretax income from operations of $1,010,000 in the third quarter of 2016. Results for the third quarter of 2017 were negatively impacted by losses reported from Hurricane Irma. On September 10, 2017, Hurricane Irma made US landfall in the Florida Keys and impacted our policyholders in Alabama, Georgia, South Carolina and Tennessee. Georgia was the primary state in our coverage area impacted by Hurricane Irma comprising over 85% of reported claims to date. The impact of this catastrophe led to $2,718,000 in reported losses and contributed to a $1,984,000 increase in quarterly P&C segment catastrophe losses, compared to third quarter 2016. Total catastrophe related losses from all catastrophe events in the third quarter of 2017 were $3,626,000 compared to $1,642,000 in the third quarter of 2016.

For the nine months ended September 30, 2017, the Company had a net loss of $1,872,000, $0.74 loss per share, compared to net income of $3,167,000, $1.26 income per share, for the nine months ended September 30, 2016, a period over period decrease of $5,039,000. The year to date pretax loss from operations in 2017 totaled $3,542,000 compared to pretax income from operations of $3,760,000 in 2016. Results for 2017 were negatively impacted by an increased frequency of severe thunderstorm activity, which generated widespread wind, hail and tornado damage to insured property across the Southeastern United States throughout the nine-month period. In addition, our P&C segment was negatively impacted by losses reported from Hurricane Irma. This increased frequency of severe thunderstorm activity in 2017 coupled with Hurricane Irma claims led to a year over year increase of $7,679,000 in P&C segment catastrophe losses, compared to 2016. For the nine months ended September 30, year to date reported catastrophe related losses in 2017 were $12,804,000 compared to $5,125,000 for the same period in 2016. Partially offsetting the increase in P&C segment storm losses in the first nine months of 2017 was a decline in fire losses of $1,444,000 compared to the same period last year.

Three-month period ended September 30, 2017 compared to three-month period ended September 30, 2016

Premium Revenue:
For the quarter ended September 30, 2017, net premiums earned were down $208,000 at $15,467,000 compared to $15,675,000 in the third quarter of 2016. The decrease in net premium earned was due to a 15.3% increase in ceded premium associated with our catastrophe reinsurance coverage in the P&C segment. In addition, net premium earned was down 5.1% in the life segment for the third quarter of 2017 compared to the same period last year.

Net Income (Loss):
For the three months ended September 30, 2017, the Company had a net loss of $557,000, $0.22 loss per share, compared to net income of $930,000, $0.37 income per share, for the same period in 2016, a decrease of $1,487,000. As discussed in the summary above, an increase in third quarter catastrophe losses in the P&C segment from Hurricane Irma was the primary factor contributing to the decline in net income.

Pretax Income (Loss) from Operations:
For the quarter ended September 30, 2017, pretax loss from operations was $857,000 compared to pretax income of $1,010,000 for the quarter ended September 30, 2016, a decrease of $1,867,000. Losses from storm related catastrophe events totaled $3,626,000 in the third quarter of 2017 compared to $1,642,000 for the same period last year. The single largest catastrophe event in the third quarter of 2017 was Hurricane Irma which generated $2,718,000 in storm losses from 832 reported claims. In comparison, the single largest catastrophe event in the third quarter of 2016 was a mid-August severe thunderstorm event that totaled $647,000 from 262 reported claims. The Company also strengthened P&C reserves for unreported losses as an estimate of additional reported claim development associated with third quarter storm activity. This reserve strengthening increased third quarter 2017 policyholder benefits by $500,000.

P&C Segment Combined Ratio:
The P&C segment ended the third quarter of 2017 with a combined ratio of 105.9% with catastrophe losses totaling $3,626,000 and increasing the third quarter combined ratio by 25.8 percentage points. In comparison, third quarter 2016 cat events added $1,642,000 to prior year policyholder benefits and settlement expenses. The P&C segment ended the third quarter of 2016 with a combined ratio of 92.3% with catastrophe losses contributing 11.6 percentage points to the combined ratio.

Nine-month period ended September 30, 2017 compared to nine-month period ended September 30, 2016

Premium Revenue:
For the nine-month period ended September 30, 2017, net premiums earned were down $229,000 at $45,838,000 compared to $46,067,000 for the same period in 2016. The decrease in net premium earned was due to a 0.4% increase in gross premium earned in the P&C segment which was offset by a 7.3% increase in ceded premium associated with an increase in catastrophe reinsurance cost in the P&C segment. In addition, net earned premium in the life segment was down 2.0% in 2017 compared to the same period in 2016.

Net Income (Loss):
For the nine-month period ended September 30, 2017, the Company had a net loss of $1,872,000, $0.74 loss per share, compared to net income of $3,167,000, $1.26 income per share, for the same period in 2016, a decrease of $5,039,000. An increased frequency of catastrophe losses related to widespread thunderstorm activity, coupled with reported losses from Hurricane Irma, were the primary factors contributing to the decline in year to date net income. We have incurred catastrophe losses from 24 cat events in 2017 compared to losses from 18 cat events in 2016.

Pretax Income (Loss) from Operations:
For the nine-month period ended September 30, 2017, pretax loss from operations was $3,542,000 compared to pretax income of $3,760,000 for the period ended September 30, 2016, a decrease of $7,302,000. Losses reported from catastrophe events totaled $12,804,000 in 2017 compared to $5,125,000 for the same period last year. The single largest catastrophe event in 2017 was Hurricane Irma which heavily impacted Georgia along with several other states and generated $2,718,000 in insured losses from 832 claims. In comparison, the single largest catastrophe event in 2016 was a February severe thunderstorm event that totaled $1,042,000 from 240 claims and primarily impacted the state of Louisiana. The Company also strengthened P&C reserves for unreported losses as an estimate of additional reported claim development associated with Hurricane Irma. This reserve strengthening increased year to date 2017 policyholder benefits by $500,000.

P&C Segment Combined Ratio:
The P&C segment ended the first nine months of 2017 with a combined ratio of 108.5% with reported catastrophe losses totaling $12,804,000 and increasing the combined ratio by 30.8 percentage points. In comparison, 2016 reported cat event losses added $5,125,000 to prior year policyholder benefits and settlement expenses. The P&C segment ended the first nine months of 2016 with a combined ratio of 91.4% with catastrophe losses contributing 12.3 percentage points to the combined ratio.

Overview - Balance Sheet highlights at September 30, 2017 compared to December 31, 2016

Selected Balance Sheet Highlights	September 30, 2017	December 31, 2016
	(UNAUDITED)
Invested Assets	$112,203,000	$113,156,000
Cash	$9,770,000	$7,368,000
Total Assets	$151,315,000	$148,579,000
Policy Liabilities	$80,687,000	$76,174,000
Total Debt	$16,635,000	$17,126,000
Accumulated Other Comprehensive Income	$2,245,000	$1,007,000
Shareholders' Equity	$47,116,000	$48,052,000
Book Value Per Share	$18.68	$19.09

Management Commentary on Financial Position

Invested Assets:
Invested assets as of September 30, 2017 were $112,203,000, down $953,000 or 0.8%, compared to $113,156,000 as of December 31, 2016. Growth of invested assets was adversely impacted by increased claim payments associated with losses from catastrophe events in 2017, a decline in cash flow from operations and the maintenance of higher levels of liquidity due to the increase in P&C segment insurance claims throughout the first nine months of 2017.

Cash:
The Company, primarily through its insurance subsidiaries, had $9,770,000 in cash and cash equivalents at September 30, 2017, compared to $7,368,000 at December 31, 2016. The moderate increase in cash was due to an increase in cash flow provided from investments and delays in the reinvestment of invested assets due to increased storm activity in 2017.

Total Assets:
Total assets as of September 30, 2017 were $151,315,000 compared to $148,579,000 at December 31, 2016. While total assets increased in 2017, growth was negatively impacted by increased loss payments associated with the higher frequency of catastrophe events.

Policy Liabilities:
Policy liabilities were $80,687,000 at September 30, 2017 compared to $76,174,000 at December 31, 2016; an increase of $4,513,000 or 5.9%. The primary reasons for the increase in policy liabilities in 2017 compared to 2016 were a $1,366,000 increase in P&C segment claims, primarily from Hurricane Irma, coupled with a $2,626,000 increase in unearned premiums. Due to the timing of insurance renewals across our entire book of P&C segment business, unearned premium tends to peak during the second and third quarters and decline as yearend approaches, which is the primary factor contributing to the increase in unearned premium at September 30, 2017 compared to December 31, 2016.

Debt Outstanding:
Total debt at September 30, 2017 was $16,635,000 compared to $17,126,000 at December 31, 2016. Debt was reduced $491,000 during the first nine months of 2017 due to a reduction in short-term debt outstanding. The improvement of balance sheet strength through reduction of debt continues to be a primary focus of management.

Shareholders' Equity:
Shareholders' equity as of September 30, 2017 was $47,116,000, down $936,000, compared to December 31, 2016 Shareholders' equity of $48,052,000. Book value per share was $18.68 at September 30, 2017, compared to $19.09 per share at December 31, 2016, a decrease of $0.41. Despite the adverse impact of multiple catastrophe events in 2017, as well as Hurricane Irma losses, the Company had only a 2.1% decrease in book value per share and a 1.9% decrease in Shareholders' Equity during the first nine months of 2017. The primary factor contributing to the decrease in Shareholders' equity was a net loss of $1,872,000. In addition, Shareholders' equity was also reduced by dividends paid of $378,000. Offsetting the decreases was an increase in accumulated other comprehensive income of $1,238,000. The increase in accumulated other comprehensive income was driven by increases in market values of available-for-sale investment securities.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.